Exhibit 99.1

Stuart Freedman	Writer’s E-mail Address
212.756.2407	stuart.freedman@srz.com

October 26, 2018

VIA FEDEX

Counsel for the Trustee under the Indenture

Emmet, Marvin & Martin, LLP

120 Broadway 32nd Floor

Attention: Elizabeth M. Clark, Esq.

With a copy to:

Counsel for Certain Holders

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Lawrence G. Wee, Esq.

Re:	Safeway Inc.’s 7.25% Debentures due 2031

Ladies and Gentlemen:

We are counsel to Albertsons Companies, Inc. (“Albertsons”) and its wholly-owned subsidiary, Safeway Inc. (“Safeway”). We write in reference to (i) the letter, dated July 19, 2018, of Lawrence G. Wee (the “First Wee Letter”) on behalf of holders of “more than 45% of the aggregate principal amount” (the “Minority Holders”) of Safeway’s 7.25% Debentures due 2031 (the “Debentures”), (ii) our letter written in response to the First Wee Letter, dated July 23, 2018 (the “First Response Letter”), (iii) the letter, dated October 16, 2018, of Lawrence G. Wee (the “Second Wee Letter”) on behalf of the Minority Holders who now beneficially own “approximately 48.6% of the outstanding Debentures,” (iv) our letter written in response to the Second Wee Letter, dated October 22, 2018 (the “Second Response Letter”), and (v) the letter, dated October 25, 2018, of Lawrence G. Wee (the “Third Wee Letter”) on behalf of the Minority Holders.1

[1]	Capitalized terms used herein but not otherwise defined in this letter shall have the meanings ascribed to them in the Indenture, the First Response Letter, or the Second Response Letter.

Emmet, Marvin & Martin, LLP

Paul, Weiss, Rifkind, Wharton & Garrison LLP

October 26, 2018

We note that the Third Wee Letter—like the Second Wee Letter—adds nothing to the Minority Holders’ unsupported claims of default asserted in the First Wee Letter. In their most recent letter, the Minority Holders again assert, without providing any specifics, that Safeway’s comprehensive responses to their claims of default set forth in the First Response Letter were somehow deficient. They were not. In the Second Response Letter, we pointed out that the Minority Holders have yet to explain how Safeway’s responses were in any way lacking. The Third Wee Letter fails in that regard as well.

In the Third Wee Letter, the Minority Holders assert that Safeway’s pending refinancing transactions (the “Refinancing Transactions”) caused them to renew their claims. (Third Wee Letter at 2.) Specifically, the Minority Holders “maintain that, similar to the incurrence of the 2015 Liens securing the indebtedness under the Albertsons[/Safeway] Credit Agreements without equally and ratably securing the Debentures, the Refinancing Transactions and the Liens securing Indebtedness being incurred in the Refinancing Transactions will constitute further defaults under the Indenture governing the Debentures … .” (Id.)

That assertion is incorrect. Safeway’s refinanced term loans under the Albertsons/Safeway Term Loan Agreement will be secured by the same liens that secure Safeway’s existing term loans under the Albertsons/Safeway Term Loan Agreement. Further, concurrently with the consummation of the Refinancing Transactions, Safeway will use balance sheet cash to repay a significant amount of Safeway’s outstanding Indebtedness under the Albertsons/Safeway Term Loan Agreement, which would benefit the Minority Holders, as reflected in Standard & Poors’ increased recovery assessment for all series of the Safeway notes. (S&P Global Ratings Recovery Report: Albertsons Cos. Inc.’s Recovery Rating Profile, dated October 22, 2018.)

The Minority Holders’ contention that Albertsons’ disclosure of the Refinancing Transactions is what caused them to resurface, after months of silence, is simply a subterfuge for their opportunism. As noted above, the Refinancing Transactions improve the credit quality of the Debentures. Despite that fact, the Minority Holders have asserted a demand for make whole payments, based on 2015 interest rates, for the incurrence of secured debt in 2015, that they did not object to at that time or in the three and a half years that followed—all the while accepting payments of interest on the Debentures.

Finally, we note that the Minority Holders suggest that the holders of Safeway’s 7.45% Senior Debentures due 2027 (the “2027 Debentures”) could make similar arguments as to those debentures as the Minority Holders did in the First Wee Letter. However, any such claims would be deficient for the reasons set forth in the First Response Letter. Moreover, the Minority Holders do not contend that they hold the 2027 Debentures. Accordingly, the Minority Holders have no standing to assert claims relating to the 2027 Debentures, and their assertions with respect to them only serve to further demonstrate that their true motive is to pressure Safeway to pay them a make whole to which they are not entitled.

Emmet, Marvin & Martin, LLP

Paul, Weiss, Rifkind, Wharton & Garrison LLP

October 26, 2018

Safeway reserves all of its rights and remedies in connection with the Debentures and the Minority Holders’ continued efforts to contrive an Event of Default.

[Signature Page Follows]

Emmet, Marvin & Martin, LLP

Paul, Weiss, Rifkind, Wharton & Garrison LLP

October 26, 2018

Sincerely,

/s/ Stuart D. Freedman

Stuart D. Freedman

cc:	Robert A. Gordon, Albertsons Companies, Inc.

Ronald B. Risdon, Schulte Roth & Zabel LLP

Michael E. Swartz, Schulte Roth & Zabel LLP

Antonio L. Diaz-Albertini, Schulte Roth & Zabel LLP

Yolanda Ash

The Bank of New York Mellon Corporate Trust

2 North LaSalle Street, Suite 700

Chicago, IL 60602